Exhibit 99.1

BROOKWOOD	Brookwood Companies Incorporated
COMPANIES INCORPORATED	25 W 45th Street, 11th floor NY, NY
In an April 18 press release, Nextec Applications, Inc., stated that it filed suit against Brookwood Companies in August 2007, alleging that Brookwood infringed five patents owned by Nextec by producing certain fabrics “including those fabrics that make up two of the seven layers that make up the U.S. Army’s Gen III ECWCS (Extended Cold Weather Clothing Systems) program.” Nextec issued a second press release on September 18, 2008 that largely repeats its initial press release and notes that it recently added two more patents to the case.
The two patents recently added to the case are part of the same overlapping family of patents as the five original patents. Brookwood’s fabrics that are supplied as part of the Gen III system do not infringe any of the patents Nextec has asserted. In addition, Brookwood manufactured these fabrics using coating processes based on technology that Brookwood has been using for many years, that are considered to be conventional in the fabric industry, and that predate the Nextec patents involved in the action. Thus, we are confident that Brookwood possess strong defenses to the claims asserted by Nextec. The addition of two more patents at this stage of the case demonstrates a lack of confidence by Nextec in the merits of its position involving its five original patents.
Nextec’s press releases state that Nextec “will hold all parties, at all levels in a supply chain, accountable that infringe on Nextec’s patents,” and imply that Nextec intends to enforce its patents against Brookwood’s customers. Nextec’s assertion that it will hold accountable “all parties, at all levels of the supply chain” for the GEN III ECWCS fabrics is objectively baseless and misleading for two reasons. First, as described above, Brookwood bases its products on its own technology. Second, Brookwood and Nextec are already involved in legal proceedings that will decide these issues, and Brookwood expects to vindicate its position. As a result, these threats by Nextec should not be of concern to our customers.
We would like to reiterate to our customers, our suppliers, and all others in our industry that Brookwood respects the valid intellectual property of others and continues to operate, as in the past, by thoughtful introduction into the market of products designed using our extensive knowledge and expertise in fabric development. If you have any questions or concerns, however, please contact us.